Exhibit 10.47

Revised

July 9, 2013

Robert Ostryniec

2128 Grandeur Drive

Gibsonia, PA  15044

Dear Bob,

Congratulations, we are excited to extend you this offer of employment to join Green Mountain Coffee Roasters, Inc. (“GMCR”)! You will be joining our company at an exciting time. We are recognized as an industry leader for our award-winning coffees, innovative brewing technology and socially responsible business practices. We are proud of our great customers, products, services, and talented employees. We are excited that you are joining us to add your skills, experiences and creative ideas to our team.

This offer is for the full-time position of Chief Product Supply Officer, reporting to Brian Kelley, Chief Executive Officer. You will be based out of Reading, MA and travel regularly to Vermont and other business locations. Your first day of employment will be on a mutually agreed upon date.  The base salary will be $550,000.00 less applicable taxes and withholdings, paid on a bi-weekly basis.

You will be eligible to participate in our FY2013 Short-Term Incentive Program. Your FY2013 target bonus will be 85% of your base salary, prorated for your length of service during the fiscal year (our 2013 Fiscal Year began September 30, 2012). Any bonus that you may earn will be paid in accordance with the terms of the Green Mountain Coffee Roasters, Inc. Senior Executive Officer Short-Term Incentive Plan.

You will also be eligible to participate in our Long-Term Incentive Program (“LTIP”) under the Amended and Restated Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan based on a targeted grant date value equal to 200% of your base salary, beginning with the Fiscal Year 2014 program and subject to approval by the Compensation and Organizational Development Committee of the Board of Directors.  Generally, our Stock Option and Restricted Stock Unit (RSUs) equity awards are scheduled to vest in four equal annual installments.  Performance Stock Units (PSUs) have separate terms.  The specific vesting schedule of any award that you may receive will be included in the award agreement evidencing the award.

As part of our offer, on your first day of employment you will be granted an inducement equity award of RSUs covering stock with a value of $1 million, determined based on the closing price of our stock on the award date.  These RSUs are scheduled to vest in four equal annual installments.  The specific vesting schedule of any award that you may receive will be included in the award agreement evidencing the award.

You will be eligible for a one time sign-on bonus of $150,000.00 (less applicable tax and other required withholdings) to be paid within thirty days of your date of hire. This is intended to be applied toward any expenses associated with your travel from Pittsburgh to Boston and housing/ living expenses in Boston through June 2014. All such expenses are your personal responsibility. This $150,000 must be repaid if you voluntarily terminate employment within twelve months of your start date.  All repayments to be made to GMCR in full within thirty (30) days of the date your employment terminates.

You will also be eligible for a relocation benefit as outlined in the Green Mountain Coffee Roasters, Inc. Policy Level 4 and more fully described in your offer package. We agree your relocation will be initiated and completed between June 2014 and September 2015. Should you voluntarily terminate your employment within twelve months of your date of completed relocation, the amounts spent on your behalf must be repaid by you in full within thirty (30) days of the date your employment terminates. Benefits will begin upon receipt of a signed copy of the attached Relocation Repayment Agreement in June 2014.

You will be scheduled to attend New Employee Orientation at our facility located at 5 New England Drive Essex, VT 05452. Upon arrival, you will be given more detailed information on your orientation activities.

If you accept our offer, as a new full-time employee, you will become eligible to participate in the company’s health and welfare and 401(k) benefit programs on the first day of the month following completion of 30 days of employment, subject to the terms and conditions of the plans. Highlights of our full-time benefits include Medical, Dental, Vision, Disability and Life Insurances, Flexible Spending Account, 401(k) and Employee Stock Purchase Plans. Specific details on the benefits plans and eligibility criteria will be provided to you during Orientation.

You will be eligible for 216 hours of Combined Time Off (CTO) annually. You may take 2 weeks of CTO in the balance of calendar 2013.

If your employment is involuntarily terminated by GMCR other than for cause, you shall receive twelve (12) months of base salary continuation as severance. To receive severance benefits, you will be required to sign and return to us a general release of claims in a reasonable and customary form we will provide within five (5) business days following such termination of employment. Your severance payments will commence within five (5) business days following the date the release becomes effective (and no longer revocable), subject to the Green Mountain Coffee Roasters, Inc. 409A Release Policy.  If you become eligible to participate in the Company’s 2008 Change in Control Severance Benefit Plan and are eligible to receive payments under that plan, the terms of the plan will apply and you will not be eligible for the severance payments provided for in this letter.

To the extent applicable, it is intended that this offer letter and any compensation or benefits contemplated by it comply with the provisions of Section 409A of the Internal Revenue Code. This offer letter will be administered and interpreted in a manner consistent with this intent.

For purposes of this offer letter and any compensation or benefits contemplated by it, to the extent required to comply with the provisions of Section 409A, references to termination of employment will be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

To the extent required in order to avoid accelerated taxation and/or penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this offer letter or any plan or program referenced herein (if any) during the six month period immediately following termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon death, if earlier).

For purposes of this offer letter and any plan or program referenced herein, each amount to be paid or benefits to be provided to you pursuant to this offer letter shall be construed as a separate identified payment for purposes of Section 409A.

By your acceptance of this offer, you also agree to the following:

As long as I am employed by GMCR, I shall devote my full time and efforts to GMCR and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with GMCR. I shall not otherwise engage in any other business activity without obtaining the express written authorization of the Chief Legal Officer of GMCR.

For a period of one year after the cessation of my employment with GMCR for any reason or for no reason, I shall not directly or indirectly, whether on my own behalf, or as owner, manager, significant stockholder, consultant, director, officer, employee, or otherwise of any business entity, participate in the development or provision of goods or services which are similar to or competitive with goods or services provided (or proposed to be provided) by GMCR without the express written authorization of the Chief Legal Officer of GMCR.

For a period of two years after the cessation of my employment with GMCR for any reason or for no reason, I shall not solicit, induce, attempt to hire, or hire any employee of GMCR, or assist in such hiring by any other person or business entity, or encourage any such Company employee to terminate his or her employment with GMCR.

This offer of employment is contingent upon satisfactory completion of a background investigation and a basic pre-employment medical examination to determine whether you can perform the essential functions of your position, with our without reasonable accommodation. In addition, as a condition of employment, the company is required, under current federal regulations to certify the legal status of all employees.  All employment at GMCR is contingent upon the employee presenting and maintaining authorization to work in the United States. Therefore, on your first day of employment, it will be important that you provide documentation providing both your identity and authorization to work in the United States.

Your employment with GMCR is on an “at-will” basis, meaning that, just as you are free to resign at any time, with or without any reason, and with or without prior notice, GMCR is free to end your employment at any time, with or without cause or any reason, and with or without prior notice. Although your employment will be at-will and this offer does not create a contract of employment or employment for a specified term, it is our hope that your acceptance of this offer will be just the beginning of a mutually beneficial relationship at GMCR.

This offer must be accepted in writing by August 4, 2013, and employment must commence by August 26, 2013. Please print, sign and return this offer to Linda Kazanova via email at Linda.Kazanova@gmcr.com, or fax it to (802) 264-3799, which is a confidential fax number.

We are delighted to have you join the team.

Sincerely,

/s/ Linda Kazanova
Linda Kazanova
Chief Human Resources Officer

Accepted:

Robert P. Ostryniec	/s/ Robert P. Ostryniec
(Print Full Name)	(Signature)

8/4/13
(Date)